Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2024, relating to the financial statements of The Wendy’s Company and subsidiaries, and the effectiveness of The Wendy’s Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wendy’s Company for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
December 20, 2024